EXHIBIT 10.7

U.S. BANCORP
RESTRICTED STOCK UNIT AWARD AGREEMENT

Number of
		U.S. Bancorp Common	Social Security
AWARDED TO	Award Date	Shares	Number
	1/2/02	[300,268]
JERRY GRUNDHOFER	Final Vesting Date
12/31/06

THIS AGREEMENT is made as of the date in the box above labeled “Award Date” (the “Award Date”) by and between U.S. Bancorp, a Delaware corporation (the “Company”), and the individual named in the box above labeled “Awarded To” (the “Participant”).

WHEREAS, the Company pursuant to Section 4(b)(iii) of the Employment Agreement between the Company and the Participant, dated as of October 16 2001 (“Employment Agreement”), and the Company’s 2001 Stock Incentive Plan (the “Plan”), the Company agreed to award to Participant, on or before the Award Date, restricted stock units corresponding to such number of Shares of common stock of the Company (“Shares”) as equals the quotient of (x) $5,600,000 divided by (y) the average New York Stock Exchange closing price of Shares of the Company during the sixty (60) trading day period ending on the day prior to the Award Date, subject to certain restrictions and on the terms and conditions contained in the Employment Agreement, this Agreement and the Plan.

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

Capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.	Award

The Company, effective as of the Award Date, grants to Participant a restricted stock unit award representing the right to acquire the number of Shares set forth in the box above labeled “Number of U.S. Bancorp Common Shares” (the “Restricted Stock Units,” and one such “Unit” representing one such Share) as provided herein. The Participant hereby acknowledges and accepts such grant and the Shares covered thereby, subject to the terms and conditions under this Award Agreement.

2.	Vesting

(a)	Subject to the terms and conditions of this Agreement, the Restricted Stock units shall vest on December 31, 2006, provided that the Participant has been continuously employed by the Company or an Affiliate of the Company from the Award Date through December 31, 2006.

(b)	Notwithstanding the vesting provisions contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, if the Participant has been continuously employed by the Company or an Affiliate of the Company until the date of a Qualifying Termination, immediately prior to such Qualifying Termination, the Participant shall be vested in all of the Restricted Stock Units granted in this Agreement. For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Cause” shall mean: (A) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors (“Board”) which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in (A) or (B) above, and specifying the particulars thereof in detail.

(ii)	“Disability” shall mean the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 130 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. If the Company determines in good faith that the Disability of the Participant has occurred during the Employment Period (as defined under the Employment Agreement), it may give to the Participant written notice in accordance with Section 12(b) of the Employment Agreement of its intention to terminate the Participant’s employment. In such event, the Participant’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.

(iii)	“Good Reason” shall mean:

(A)	the assignment to the Participant of any duties inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of the Employment Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; provided, however, that (subject to the election of the Participant as Chairman as provided at Section 4(a)(i) of the Employment Agreement) any change in the Participant’s position (including status, duties and titles), authority, duties or responsibilities, in accordance with normal succession planning by the Board shall not constitute Good Reason if made with the Participant’s consent;

(B)	any failure by the Company to comply with any of the provisions of Section 4(b) of the Employment Agreement;

(C)	the Company’s requiring the Participant to be based at any office or location after the Effective Date (as defined under the Employment Agreement) other than where the Participant was located immediately prior to such Effective Date other than in connection with a change of the Company’s headquarters if the Participant is relocated to such headquarters, or, after such Effective Date, the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to such Effective Date;

(D)	any purported termination by the Company of the Participant’s employment otherwise than as expressly permitted by the Employment Agreement; or

(E)	any failure by the Company to comply with and satisfy Section 11 (c) of the Employment Agreement.

Notwithstanding the above, “Good Reason” shall exclude an isolated, insubstantial and inadvertent action or failure to act not taken or occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant. For purposes of this Section 2(b)(iii), any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(iv)	“Qualifying Termination” shall mean a termination of the Participant’s employment with the Company and its Affiliates (A) by the Company without Cause, or due to Participant’s Disability (as of his Disability Effective Date), (B) by the Participant for Good Reason, or (C) as a result of the Participant’s death.

3.	Restriction on Transfer

The Restricted Stock Units granted hereunder to the Participant may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (“Transfer”), and any purported Transfer shall be void and unenforceable against the Company. No attempt to Transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Stock Units or rights thereunder.

4.	Forfeiture

If the Participant ceases to be an employee of the Company and all Affiliates prior to vesting of the Restricted Stock Units pursuant to Section 2(a) or Section 2(b) hereof, all of Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited. If the Participant shall violate any provision of Section 10(a) or Section 10(b) hereof, all of Participant’s rights to all of the vested and unvested Restricted Stock Units shall be immediately and irrevocably forfeited. Upon forfeiture, Participant shall have no rights relating to the Restricted Stock Units, including the right to receive dividends of additional Restricted Stock Units.

5.	Issuance of Shares

(a)	Except to the extent the Restricted Stock Units have been surrendered as hereafter provided, and provided that the Restricted Stock Units have vested in accordance with Section 2(a) or Section 2(b) hereof, the Company shall deliver to Participant one (1) Share for each such vested Restricted Stock Unit on January 15 (the “Distribution Date”) of the calendar year following the calendar year in which the Participant’s employment with the Company and all Affiliates shall terminate.

(b)	Section 5(a) to the contrary notwithstanding, the Participant shall be allowed to elect, in writing, delivered to the Committee no later than the October 1 immediately preceding the Distribution Date, to surrender all or fewer than all of the Restricted Stock Units, if vested, effective on the Distribution Date in exchange for an additional benefit under the Firstar Corporation Non-Qualified Retirement Plan (or successor to such plan, the “NNRP”) commencing at age 62 (or earlier on an actuarially reduced basis to the extent so provided under the NQRP). The present value of such additional benefit on the Distribution Date shall be equal to the greater of (i) the product of (A) the number of Restricted Stock Units surrendered, multiplied by (B) the average closing price of Shares over the thirty (30) trading day period immediately preceding the Distribution Date or (ii) such product determined by substituting the average closing price of Shares over the thirty (30) trading day period immediately preceding such October 1 (such greater product is the “Conversion Value”). The Conversion Value shall be converted to the normal form of annuity under the NQRP, using actuarial assumptions based on the FAS 87 interest rate and mortality assumptions in effect on such October 1, and the annuity so converted from the Conversion Value shall be added to any benefit payable to the Participant under the NQRP (in addition to any other such benefit provided under the Employment Agreement) at retirement. In the event of the Participant’s death prior to the Distribution Date, the Participant’s beneficiary under the NQRP shall have all rights of Participant to surrender Restricted Stock Units, to the extent vested pursuant to Section 2(a) or Section 2(b) hereof, for an additional benefit under the NQRP as set forth above; provided, the thirtieth (30th) day after Participant’s death shall be substituted for “October 1” thereunder and the “Distribution Date” shall be the ninetieth (90th) day after Participant’s death.

(c)	Participant shall not have any right, title or interest in, be entitled to vote, or (except as provided at Section 6 hereof) receive distributions in respect of, or otherwise be considered the owner of, any of the Shares covered by this Restricted Stock Unit Award, except to the extent that such Shares have been delivered pursuant to Section 5(a) hereof.

6.	Dividends

To the extent that cash dividends are paid on Shares after the effective date of the Employment Agreement (as first set forth therein) and prior to the Distribution Date, the Participant shall be entitled to receive additional Restricted Stock Units on each dividend payment date of the Company (including any dividend declared prior to the Distribution Date and payable after such date, which shall be deemed paid on the Distribution Date) having a fair market value (based on the closing price of Shares on such payment date) equal to the amount of dividends paid on Shares represented by the Restricted Stock Units, which additional Restricted Stock Units shall vest in accordance with Section 2(a) or Section 2(b) hereof.

7.	Securities Law Compliance

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

8.	Distributions and Adjustments

(a)	Subject to the foregoing provisions of this Award Agreement, in the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement, the committee of the Board of Directors administering the Plan (the “Committee”) shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits make adjustments to the award, including adjustments in the number and type of shares of Common Stock represented by the Restricted Stock Units that Participant would have received; provided, however, that the number of shares covered by this Award shall always be a whole number.

(b)	Any additional Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to Shares represented by the Restricted Stock Units prior to the Distribution Date shall be subject to the same restrictions, terms and conditions as the Restricted Stock Units. Any cash dividends payable with respect to the Common Stock represented by the Restricted Stock Units shall be distributed to Participant in accordance with Section 6 hereof.

9.	Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may, at Participant’s election, satisfy applicable tax withholding obligations arising from the receipt of, or lapse of restrictions relating to, the Shares by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares or other securities issued by the Company with a Fair Market Value equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

10.	Confidential Information; Covenant Not to Compete

(a)	Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement or the Employment Agreement). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)	Covenant Not to Compete.

(i)	Participant agrees that during the Employment Period (as defined under the Employment Agreement) and for a period of three (3) years following his termination of employment with the Company for any reason, he will not in any way engage in conduct which is detrimental to the Company or engage in, represent, furnish consulting services to, be employed by, or have any interest in any “Financial Services Company” (as hereinafter defined) within the United States; provided, the Participant shall be permitted to continue to serve as a member of the boards of directors of The Midland Company and Ohio National Life Insurance Company. Further, Participant shall not during the Employment Period and for a period of three (3) years following his termination of employment with the Company for any reason (1) induce or attempt to induce any person or entity which is a customer of the Company or any of its affiliates as of the date of termination of Participant’s employment to cease or reduce doing business with the Company or any of its affiliates, or (2) solicit or endeavor to cause any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates. Notwithstanding the foregoing, the Participant shall not be prevented from owning up to three percent (3%) of the outstanding stock of any publicly traded company which is a Financial Services Company.

(ii)	As used herein, the term “Financial Services Company” means any national or state chartered bank; any bank holding company; any other institution that engages as its principal activity in taking deposits or making loans; any entity that engages in commercial or consumer secured and unsecured lending, transaction processing, insurance, investment services, security brokerage, or trust services; or any affiliates of any such institutions.

(iii)	Participant agrees that this covenant is reasonable with respect to its duration, geographic area and scope, and acknowledges that compliance with this Section 10(b) is necessary to protect the business and goodwill of the Company.

(c)	Consequences of Violation. In the event that the Participant violates either Section 10(a) or Section 10 (b) above, the Participant agrees that he shall:

(i)	forfeit all vested but undistributed Restricted Stock Units;

(ii)	assign and tender to the Company, free and clear of all liens and encumbrances, that number of Shares then owned directly or beneficially, by the Participant equal to the number of such Shares distributed to the Participant pursuant to this Award of Restricted Stock Units;

(iii)	pay cash to the Company an amount equal to the gross proceeds realized by the Participant upon the sale through the New York Stock Exchange, or if sold or otherwise disposed in any other manner (including, without limitation, a disposition without receipt of consideration such as by gift) the value (such value to be equal to the product of such number of Shares multiplied by the average of the highest and lowest sale prices of Shares on the day of such sale or disposition (or if not traded on such day then the immediately preceding trading day)), of the difference between (A) all Shares directly or beneficially owned by the Participant not to exceed the number of Shares distributed to the Participant pursuant to this Award of Restricted Stock Units, minus (B) the number of Shares tendered to the Company pursuant to Section 10(c)(ii), such sale or other disposition occurring during the one-year period immediately prior to the occurrence of the Participant’s conduct which constitutes such violation; and

(iv)	be subject to such other consequences as provided under the Employment Agreement.

All payments, assignments and tenders provided under this Section 10(c) shall be paid by the Participant to the Company within 60 days following notice of such violation from the Company.

11.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. Participant acknowledges receipt of a copy of the Plan. The Plan is also available for inspection on the intranet and during business hours at the principal office of the Company.

(b)	Subject to the Employment Agreement, this Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Until the Shares shall have been issued to Participant (or his beneficiary) as provided in this Agreement, the Participant shall not have any right, title or interest in, or be entitled to vote, or (except as provided above) to receive distributions in respect of, or otherwise be considered the owner of, any of the Shares covered by this Restricted Stock Unit Award. Subject to the restrictions and terms of this Agreement, after such issuance, Participant (or his beneficiary) shall have all of the rights of a shareholder with respect to the Shares.

(d)	Participant may designate, upon forms to be furnished by and filed with the Company, one or more primary beneficiaries or alternative beneficiaries to receive all or a specified part of Participant’s Restricted Stock Units in the event of Participant’s death. Participant may change or revoke any such designation from time to time without notice to or consent from any beneficiary or spouse. No such designation, change or revocation shall be effective unless executed by Participant and received by the Company during Participant’s lifetime. If Participant fails to designate a beneficiary, designates a beneficiary and revokes such designation without naming another beneficiary, or designates one or more beneficiaries and all such beneficiaries so designated fail to survive Participant, then Participant’s Restricted Stock Units, or the part as to which Participant’s designation fails, as the case may be, shall be paid to the representative of Participant’s estate.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

U.S. BANCORP

By:	/s/ Stephen E. Smith	/s/ Jerry A. Grundhofer
Its:	EVP-Human Resources	Jerry Grundhofer